UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2006

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

See Item 2.03

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2006, AGL Resources Inc. (AGL Resources) and AGL Capital Corporation, our wholly owned subsidiary (AGL Capital), closed a new credit facility (the Credit Agreement) for AGL Capital, which supports its commercial paper program. AGL Resources fully and unconditionally guarantees the obligations of AGL Capital under the Credit Agreement.  A copy of the Credit Agreement among AGL Capital, AGL Resources, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Calyon New York Branch, as co-documentation agents, and certain other lenders party thereto is attached hereto as Exhibit 10. The Credit Agreement replaces the Amended and Restated Credit Agreement last amended August 31, 2005 among certain of the parties.

The Credit Agreement terminates in five years on August 31, 2011.  The aggregate principal amount available under the Credit Agreement is $1 billion, and AGL Capital has the option to increase the aggregate principal amount available for borrowing to $1.25 billion on not more than 3 occasions during each calendar year during the term of the Credit Agreement on the terms and conditions expressed therein. The aggregate principal amount available under the Amended and Restated Credit Agreement last amended August 31, 2005 was $850 million.

Interest on borrowings under the Credit Agreement is based upon the type of loan that is drawn under the facility, at AGL Capital’s election, and in such case, on either the annual base rate (ABR) or a Eurodollar Base Rate, each as defined therein, and in the case of the Eurodollar Base Rate, as further adjusted based on our credit ratings.  Borrowings based on ABR bear interest at a fluctuating rate equal to the higher of the Prime Rate or the Federal Funds Effective Rate plus ½ of 1%. As of closing, ABR-based borrowings under the Credit Agreement, based on the Prime Rate, would bear interest per annum at 8.25%. At AGL Capital’s current credit ratings, borrowings based on the Eurodollar Base Rate would bear interest at 5.61%, reflecting an applicable margin of  0.28% over the current one-month London Interbank Offered Rate.

The Credit Agreement contains standard representations, covenants and events of default for facilities of this type. Upon an uncured event of default under the Credit Agreement, all amounts owing under the agreement, if any, will become immediately due and payable and the lenders may terminate their commitments.

AGL Resources has ongoing relationships with all of the lenders that are parties to its Credit Agreement, for which AGL Resources has received customary fees and expenses. AGL Resources and its affiliates have also entered into interest rate swap transactions and hedging arrangements with certain lenders. Affiliates of certain of the lenders under AGL Resources’ Credit Agreement have acted as underwriters for issuances of AGL Resources’ equity and debt securities.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10
Credit Agreement as of August 31, 2006, by and among AGL Resources Inc., AGL Capital Corporation, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Calyon New York Branch, as co-documentation agents, and the several other banks and other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: September 1, 2006	/s/ Andrew W. Evans
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10
Credit Agreement as of August 31, 2006, by and among AGL Resources Inc., AGL Capital Corporation, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JPMorgan Chase Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Calyon New York Branch, as co-documentation agents, and the several other banks and other financial institutions named therein.